Exhibit 99.2

KIMBALL INTERNATIONAL DECLARES QUARTERLY DIVIDEND

JASPER, IN (February 18, 2009) - The Board of Directors of Kimball International, Inc. (NASDAQ: KBALB), has declared a quarterly dividend of 5 cents per share on Class B Common Stock and 4.5 cents per share on Class A Common Stock payable April 15, 2009, to Share Owners of record on March 25, 2009. This dividend represents a reduction of 11 cents per share, or approximately 70%, from the quarterly dividend rate paid in 2009's first quarter. Consistent with the Company's historical dividend policy, the Board will evaluate the appropriate dividend payment on a quarterly basis.

"The Board's decision to reduce the quarterly dividend is a prudent move, given the international liquidity crisis," said Doug Habig, Chairman of the Board. "The reduction is part of a strategy to conserve cash and improve overall operating liquidity in the face of global economic uncertainties in Kimball's markets."

The Company has enacted a broader strategy of actions to conserve cash, improve liquidity, and stabilize or lower overall cost structures given the current global economic decline and uncertainty of the long term outlook for recovery.

About Kimball International:
Recognized with a reputation for excellence, Kimball International is committed to a high performance culture that values personal and organizational commitment to quality, reliability, value, speed, and ethical behavior. Kimball employees know they are part of a corporate culture that builds success for Customers while enabling employees to share in the Company's success through personal, professional and financial growth.

Kimball International, Inc. (NASDAQ: KBALB) provides a variety of products from its two business segments: the Electronic Manufacturing Services segment and the Furniture segment. The Electronic Manufacturing Services segment provides engineering and manufacturing services which utilize common production and support capabilities to a variety of industries globally. The Furniture segment provides furniture for the office and hospitality industries, sold under the Company's family of brand names.

To learn more about Kimball International, Inc., visit the Company's website on the Internet at: www.kimball.com

"Kimball International ... We Build Success!"